Exhibit 99.3

Q2 2013 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2013 financial results recording. The date of this recording is July 18, 2013. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation second quarter 2013 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. Both items are being furnished to the SEC in a Current Report on Form 8-K. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website, www.celanese.com, in the Investor Relations section, as applicable.
Mark Rohr will comment on our consolidated second quarter results including segments and provide our outlook for the remainder of 2013. Steven will then comment on cash flow, net debt, shareholder returns and tax rate. I'd now like to turn the call over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today.
Before we get into our results let me update you on the progress we are making on some of our strategic initiatives.
First, with regard to our planned methanol unit, during the quarter we signed an agreement with Mitsui to establish a 50/50 joint venture for the production of methanol at our integrated facility in Clear Lake. We are very pleased with this agreement because, on a per ton basis, it results in one of the most capital efficient investments in methanol and it gives us producer economics on 650,000 tons of methanol for our US operations. All major equipment is on order and construction should start later this quarter. We anticipate this unit will be operational in mid-2015.
In Nanjing, we started production at the ethanol unit and are in the process of ramping up production throughout the second half. I am very proud of the dedication and hard work of our teams as they have delivered on their commitment to start-up this new technology safely, on time and under budget.
We are making progress on the fuel ethanol opportunity in Indonesia. We have narrowed down potential sites to two locations and expect to select the final location in the coming months. The RFP for the process is well underway and the remaining suppliers for this project will be selected by the fourth quarter of 2013 or possibly early 2014.
Additionally, our innovation focus continues to pay dividends. During the quarter we rolled out the QorusTM Sweetener Systems, which allow customers to deliver authentic taste while reducing calories. QorusTM offers the perfect harmony in formulation, taste and experience. We are currently in trials with several potential customers globally, and recently have had success with Sinalco International. Sinalco will be using QorusTM in Sinetta fruit beverages to reduce calories, lower costs and maintain the great taste. We are very excited about this opportunity and the future potential of QorusTM.
We recently participated in an innovative organic LED light element that won an industry award and was enabled by the unique attributes of our polymers. This lighting solution replaces metal with a polymer application that provides architects and interior designers with opportunities for creative, thin lighting designs. This is a great example of how Celanese works with customers across multiple touch points like material selection, design and engineering to enable a unique application that adds value for our customers and for Celanese and continues to fuel growth in AEM - even in these difficult economic times.

Now, let me cover our consolidated second quarter results and share highlights for each reporting segment. For the quarter we reported adjusted earnings of $1.12 per share, which is consistent with our expectations of a flat quarterly trajectory as weak economic conditions have muted seasonality in our end markets. Coming into the quarter, we did not anticipate any favorable tailwinds from the global economy. That certainly turned out to be the case for most businesses; however, we have actually seen growth rates slow in several economies in the past 90 days as Europe continues to be in contraction and China experiences increasing growth and liquidity challenges in a slowing environment. This is why we focused on Celanese-specific initiatives for the growth in 2013 and our results demonstrate the success we are having with these initiatives.
Second quarter segment income increased sequentially in three of our four segments - Advanced Engineered Materials, Industrial Specialties and Consumer Specialties - reflecting our innovation success in these high value segments. Segment income in Acetyl Intermediates was lower in Q2 than in Q1 due to Celanese and customer turnaround activity during the quarter and raw material supply issues at one of our plants.
Given the headwinds we faced this quarter in the economy, I am really proud of our teams' ability to control the controllables and to deliver these results.
On a GAAP base, diluted EPS came in at $0.83 for the second quarter compared to $0.88 in the first quarter of the year.
We generated very healthy cash flow again this quarter with operating cash flow of $229 million and adjusted free cash flow of $154 million. This quarter's results positions us well to pursue our growth initiatives and our balanced capital deployment strategy.
Now for the segments - Advanced Engineered Materials delivered record quarterly volumes and record quarterly net sales of $352 million. Second quarter segment income was $86 million, up 10 percent from $78 million in the first quarter. Segment income margin was 24.4 percent, a 70 basis point increase sequentially on 8 percent higher volumes. We continued to penetrate the applications in the automotive space, particularly in the U.S. We also continue to focus our product mix on higher value applications which drives increased segment income margin. Raw material costs were slight sequential headwind for this quarter but were offset by lower spending and lower energy costs. These results reflect the strength of our model in this business where we combine application expertise with our deep knowledge of chemistry to deliver unique value-added products to our customers. We are making excellent progress implementing the model, which has worked so well in auto, more broadly within AEM in areas like electronics, medical and across other businesses as well.
In Consumer Specialties, second quarter segment income of $109 million was consistent with the first quarter. Global demand remained strong as volumes increased 6 percent sequentially and pricing increased 1 percent as a result of our announced price increases which were implemented across our customer base. Segment income margin decreased 190 basis points as raw material costs were higher primarily due to higher annual wood pulp pricing which was fully realized in our cost of sales this quarter. We also continued to invest in the operational reliability of our plants and we are in the process of converting from coal boilers to natural gas boilers at our plants in the US. This segment continues to be an excellent performer driven by our ability to reliably supply our customers with unique products that meet their stringent requirements and enhance the end-users' experience.
In Industrial Specialties, second quarter segment income was $19 million, up 19 percent from $16 million in the first quarter of 2013. Segment income margin increased to 6.4 percent, an 80 basis point improvement on record earnings in Emulsions which more than offset weak global demand in EVA's end-use applications. Volumes increased 2 percent sequentially on higher Emulsions volumes in Europe [and] due to continued growth in Asia with our VAE product line. Those products are used in low-VOC paints. This more than offset soft global demand for EVA applications, particularly in photovoltaic areas. Pricing increased 1 percent due to our increased focus on North America in EVA and higher Emulsions pricing in Europe and North America.
In Acetyl Intermediates, second quarter segment income was $66 million compared to $79 million in the first quarter of 2013. Our global volumes and pricing were flat sequentially reflecting continued weak global demand for acetyl derivative products in Europe, China, and India. Additionally, Celanese and customer turnarounds in the quarter as well as reliability issues of a critical raw material supplier negatively impacted segment income and margins. Partially offsetting these negative items were lower raw material costs and lower spending.
Stepping back from the details, I am proud of what our teams accomplished this quarter in a difficult environment. During the first half of the year, we have done a good job of identifying areas where we can create value for our customers and for Celanese, like our continued penetration in autos. We have also delivered on the Celanese-specific initiatives like our Acetate footprint rationalization and expansion of our China acetate venture in Nantong. These are delivering earnings growth as we had expected.

As we look at the balance of the year, achieving our growth objectives will require even tighter collaboration with our customers. We must continue to commercialize unique applications that align with our customers' needs while also creating value for Celanese. We need to deliver on the remaining Celanese-specific items like the ramp-up of the ethanol production facility in Nanjing and deliver on productivity initiatives - including balance sheet productivity. We have a lot of hard work in front of us to achieve our earnings objectives this year and, barring further worsening of the global economy, we have line-of-sight to adjusted earnings growth of roughly 12 percent for 2013.
With that, I'll now turn it over to Steven. Steven?
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark.
As you probably noticed, the majority of our commentary today has been on the sequential trends and how we are driving the business from quarter to quarter rather than what happened last year. This is how we run the company and we feel it is the most relevant comparison. But since we know some of you look at year-over-year comparisons, I wanted to briefly provide a summary bridge from Q2 of 2012 to Q2 of this year. Last year, adjusted earnings per share was $1.55 and included an annual dividend of $0.43 from our China acetate ventures. Beginning this year we began receiving these dividends on a quarterly basis. In the second quarter of 2013 the China acetate dividend was approximately $0.12, or $0.31 lower than the prior year. In addition, Q2 2012 volumes in Acetate were unusually high and bolstered earnings in that quarter by approximately $15 million as those outages shifted volumes from Q1 into Q2 last year. As Mark mentioned, our businesses continue to perform well and within our expectations. Year-to-date our adjusted EPS is $2.26. We expect this economic environment will continue to result in muted seasonality impacting things like sequential European auto builds. However, assuming no further economic deterioration occurs in the second half of the year, we are on a steady run rate that gets us to around 12 percent adjusted earnings growth.
Now lets cover cash flow, net debt, shareholder returns and our effective tax rate. I am really pleased with our great cash flow generation amid a weak global economic environment. Second quarter cash flow results were very strong with $229 million of operating cash flow primarily driven by our earnings and lower working capital usage. Capex was $78 million in the quarter as we continue to invest in high growth opportunities and operational reliability projects. Adjusted free cash flow was excellent at $154 million. We ended the quarter with $1.1 billion of cash on the balance sheet, reducing net debt to below $2 billion at June 30 which is the lowest quarterly level since our first reporting as a public company in 2005.

With these results, we are on pace to deliver free cash flow in 2013 in excess of what we generated in 2012. We are also in a good position to be more productive with our balance sheet. I would expect we will continue to focus on a balanced capital deployment strategy that is accretive to earnings and allows us to return cash to shareholders. We remain committed to executing on our share repurchase authorization and increasing dividends. I would also anticipate we will use cash to reduce our debt as we approach the maturity of our $970 million term loan in the next 3 years. We continue to improve our credit profile and move towards investment grade by delevering, which we feel is a positive for our shareholders and our valuation. As we consider acquisitions, the current pipeline is modest and is mostly comprised of smaller, bolt-on acquisitions that are technology focused and would help broaden our application polymer capabilities. As a result of this and our strong cash position of $1.1 billion at June 30, we are poised to continue to drive value through the balance sheet and share repurchases.
Let me spend a moment on taxes. The effective US GAAP tax rate for Q2 2013 was 36 percent for the quarter versus 21 percent in the prior year quarter. The year-over-year increase in the effective tax rate is primarily due to losses in jurisdictions without income tax benefits and increased earnings in high income tax jurisdictions. The tax rate for adjusted EPS in Q2 2013 was 19 percent, or 200 basis points higher than 2012, mainly due to a higher proportion of our earnings being generated in the United States which has one of the highest statutory tax rates. We expect that our adjusted tax rate for the remainder of 2013 will be around 19%, consistent with the rate for first half of the year.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call tomorrow morning. Thank you.

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